Exhibit 16.1

December 19, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Sirs/Madams:

Re: Rimrock Gold Corp.

We are the former independent auditors for Rimrock Gold Corp. (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K/A dated December 12, 2013 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Very truly yours,

DNTW Toronto LLP
Markham, Canada
Licensed Public Accountants